Exhibit 99.1

Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 3100
Houston, Texas 77002
713.993.4614

SANDERS MORRIS HARRIS GROUP ANNOUNCES

FIRST QUARTER EARNINGS OF $0.11 PER SHARE

HOUSTON, May 10, 2007 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG), a financial services holding company, announced first quarter earnings of $2.7 million or $0.11 per fully diluted share compared to $2.8 million or $0.14 in the 2006 quarter. Its latest period results were hurt by an after tax decline of $1.6 million in the income from its merchant portfolio and its ownership interest in limited partnerships net of minority interests. Absent that, earnings from continuing operations would have shown a 26% increase.

The Company’s Asset/Wealth Management Division, its largest, had first quarter revenues and pretax earnings of $23.7 million and $4.0 million. Asset/Wealth Management contributed 55% of the Company’s pretax earnings (excluding corporate overhead) in the quarter

“Excluding the impact of the Company’s ownership interests in limited partnerships, the quarter’s pretax operating earnings from Asset/Wealth Management grew 64% from year-to-year. Edelman Financial Services, Salient Partners and SMH Capital Advisors did especially well,” said Ben T. Morris, Chief Executive Officer. “Our investment bank had satisfactory results and the prime brokerage division outstanding ones,” he added.

After tax earnings from the Company’s ownership interests in limited partnerships net of minority interests declined to a loss of $115,000 from a gain of $720,000 during 2006. Additionally, the Company’s merchant portfolio posted realized and unrealized after tax losses of $165,000 during the first quarter of 2007, compared to gains of $605,000 last year.

Conference Call

The Company will host a conference call on Thursday, May 10 to discuss first quarter 2007 financial and operational results. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (877) 748-8103 or international dial-in number (706) 634-7604 and enter pass code 8972223. It is recommended that listeners phone-in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 30 days by dialing (800) 642-1687 (U.S.) or (706) 645-9291 (International) and entering the pass code 8972223.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a financial services holding company headquartered in Houston that manages more than $13 billion in client assets. The subsidiaries and affiliates of Sanders Morris Harris Group deliver superior wealth advisory, asset management, and capital markets services to individual and institutional investors and middle-market companies. Its operating entities are Edelman Financial Center, Salient Partners, Salient Trust Co. LTA, SMH Capital, SMH Capital Advisors, and Select Sports Group. Sanders Morris Harris Group has 550 employees in 20 states. Additional information is available at www.smhgroup.com.

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Selected Condensed Operating Information

(in thousands, except her share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$45,483	$42,003
Expenses	39,007	36,613

Net	6,476	5,390
Equity in (loss) income of limited partnerships	(315)	1,825
Minority interests	(1,839)	(1,403)

Income from continuing operations before income taxes	4,322	5,812
Provision for income taxes	(1,581)	(2,353)

Income from continuing operations	2,741	3,459
Loss from discontinued operations, net of tax	—	(699)

Net income	$2,741	$2,760

Basic earnings (loss) per share:
Continuing operations	$0.11	$0.18
Discontinued operations	—	(0.03)

Net earnings	$0.11	$0.15

Diluted earnings (loss) per share:
Continuing operations	$0.11	$0.18
Discontinued operations	—	(0.04)

Net earnings	$0.11	$0.14

Weighted average shares outstanding:
Basic	24,611	18,989
Diluted	24,939	19,482

Balance sheet data:
Cash and cash equivalents	$48,539	$22,112
Other tangible net assets	87,999	50,833

Tangible net assets	$136,538	$72,945

Shareholders’ equity	$221,311	$157,410

Selected Condensed Operating Information

(in thousands, except her share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues:
Asset/Wealth Management	$23,684	$18,611
Capital Markets:
Investment banking	7,224	7,052
Institutional brokerage	4,644	6,176
Prime brokerage services	8,869	8,147

Capital Markets Total	20,737	21,375
Corporate Support	1,062	2,017

Total	$45,483	$42,003

Income (loss) from continuing operations before equity in (loss) income of limited partnerships, minority interests and income taxes:
Asset/Wealth Management	$6,432	$3,502
Capital Markets:
Investment banking	1,571	2,608
Institutional brokerage	626	760
Prime brokerage services	1,073	469

Capital Markets Total	3,270	3,837
Corporate Support	(3,226)	(1,949)

Total	$6,476	$5,390

Equity in (loss) income of limited partnerships:
Asset/Wealth Management	$(588)	$1,475
Capital Markets:
Investment banking	—	—
Institutional brokerage	—	—
Prime brokerage services	—	—

Capital Markets Total	—	—
Corporate Support	273	350

Total	$(315)	$1,825

Minority interests in net income of consolidated companies:
Asset/Wealth Management	$(1,839)	$(1,403)
Capital Markets:
Investment banking	—	—
Institutional brokerage	—	—
Prime brokerage services	—	—

Capital Markets Total	—	—
Corporate Support	—	—

Total	$(1,839)	$(1,403)

Income (loss) from continuing operations before income taxes:
Asset/Wealth Management	$4,005	$3,574
Capital Markets:
Investment banking	1,571	2,608
Institutional brokerage	626	760
Prime brokerage services	1,073	469

Capital Markets Total	3,270	3,837
Corporate Support	(2,953)	(1,599)

Total	$4,322	$5,812